Exhibit 99.1

LuxUrban Hotels Secures Multi-Year Extension and Conversion of Debt Expected to

Significantly Improve Cash Position, Enhance Growth Prospects, and Accelerate Free Cash Flow

MIAMI, FL – April 18, 2023 - LuxUrban Hotels Inc. (Nasdaq: LUXH) (or “the Company”), which utilizes an asset-light business model to lease entire hotels on a long-term basis and rent out hotel rooms in these properties in key major metropolitan cities, announced today that on April 16, 2023 it entered into an agreement with the holder of its’ senior secured convertible notes (“Convertible Notes”) totaling approximately $5 million. The terms of this agreement are designed to allow the Company, subject to the satisfaction of certain conditions, to eliminate all debt associated with the Convertible Notes and gain access to new equity capital through a mandatory conversion feature.

Terms of the amended agreement include:

●	a two-year extension on the maturity of the Convertible Notes to April 15, 2025;

●	an agreement by the holder of the Convertible Notes to a modification of the terms of the Convertible Notes and existing warrants that it holds (separate and apart from the new warrants described below), which are registered for resale, that has the effect of increasing the equity capital and cash position of the Company through a mandatory conversion feature; and

●	the issuance by the Company to the holder of the Convertible Notes a new warrant to purchase 1,000,000 shares of common stock at an exercise price of $3 per share and a new warrant to purchase 250,000 shares of common stock at an exercise price of $4 per share. The closing price of Company’s common stock on the date of the agreement was $2.995.

“Should the mandatory conversion feature be exercised in full on both the Convertible Notes and existing warrants, we would eliminate all senior secured debt associated with the Convertible Notes and generate new funding of approximately $8.3 million through the exercise of the existing warrants,” said Brian Ferdinand, Chairman and Chief Executive Officer. “We appreciate the continued willingness of our debt holders to amend the terms of our pre-IPO financing agreements. We believe that their continued support in this regard reflects their recognition of the evolution of our business model, an acknowledgment of the opportunities inherent in our industry, and faith in our ability to deliver long-term value for all shareholders.”

“As our business continues to grow and mature, we remain focused on strengthening our financial position with emphasis on debt reduction and free cash flow generation, without compromising our projected growth targets,” said Shanoop Kothari, President and Chief Financial Officer. “This agreement reflects our success in advancing these initiatives.”

Terms and Conditions

Subject to the satisfaction of certain conditions, the Convertible Debt and the existing warrants are subject to a mandatory conversion into common stock if the VWAP of common shares for each of the three trading days prior to the forced conversion is at least equal to the Trigger Price. For the Convertible Debt and the existing warrants issued at $2 per share (1,856,251 shares) the Trigger Price is $3/share; for Convertible Debt and existing warrants issued at $3 per share (1,000,000 shares), the Trigger Price is $4 per share; and for Convertible Debt and existing warrants issued at $4 per share (250,000 shares), the Trigger Price is $5.50/share.

Among the conditions that must be met prior to a mandatory conversion, in addition to the Trigger Price condition: (i) the shares underlying the Convertible Note or existing warrants must be registered with the Securities and Exchange Commission for resale; (ii) the aggregate dollar volume of the common stock sold on the principal trading market over the 10 consecutive days prior to conversion is at least $3.75 million; and (iii) no mandatory conversion would cause the holder of the Convertible Notes to beneficially own more than 9.9 percent of the common stock.

Additional terms and details regarding the amended Agreement shall be available in a Form 8-K to be filed by the Company with the Securities and Exchange Commission on or about April 18, 2023.

LuxUrban Hotels Inc.

LuxUrban Hotels Inc. utilizes an asset light business model to lease entire hotels on a long-term basis and rent out hotel rooms in the properties it leases to business and vacation travelers through the company’s online portal and third-party sales and distribution channels. The company currently manages a portfolio of hotel rooms in New York, Washington D.C., Miami Beach, New Orleans and Los Angeles. As of the date of this release, the company has approximately 1,200 hotel rooms available for rent, and seeks to rapidly build its portfolio on favorable economics through the acquisition of additional accommodations that were dislocated or are underutilized as a result of the pandemic and current economic conditions. In late 2021, the company commenced the process of winding down its legacy business of leasing and re-leasing multifamily residential units, as it pivoted toward its new strategy of leasing hotels. This transition has been substantially completed.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the anticipated success of the transactions contemplated by this press release, the ability of the Company to eliminate all debt associated with the Convertible Notes and gain access to new equity capital through a mandatory conversion feature and the Company’s ability to commercialize efficiently and profitably the properties it leases and will lease in the future. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those set forth under the caption “Risk Factors” in our public filings with the SEC, including in Item 1A of our 10-K for the year ended December 31, 2022. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or may contain statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “will continue”, “will occur” or “will be achieved”. Forward-looking information may relate to anticipated events or results including, but not limited to business strategy, leasing terms, high-level occupancy rates, and sales and growth plans. The financial projections provided herein are based on certain assumptions and existing and anticipated market, travel and public health conditions, all of which may change. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws.

CONTACT

LuxUrban Hotels Inc.	The Equity Group Inc.
Shanoop Kothari	Devin Sullivan, Managing Director
President & Chief Financial Officer	dsullivan@equityny.com

shanoop@luxurbanhotels.com

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